Filed Pursuant to Rule 424(b)(5)
Registration No. 333-193777

Prospectus supplement to Prospectus dated March 20, 2014

3,000,000 shares

Common Stock

We are offering 3,000,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “SQI.” The last reported sale price of our common stock on the Nasdaq Global Market on March 25, 2014 was $27.95 per share.

	Per share	Total

Public offering price	$26.75	$80,250,000

Underwriting discounts and commissions(1)	$1.3375	$4,012,500

Proceeds to SciQuest, Inc., before expenses	$25.4125	$76,237,500

(1)	See “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock from us.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about April 1, 2014

Joint Book-Running Managers

J.P. Morgan	Stifel

Co-Managers

Canaccord Genuity JMP Securities	Pacific Crest Securities	Raymond James	William Blair

Barrington Research	Sidoti & Company, LLC

March 26, 2014

Prospectus Supplement

Prospectus

S-i

About this prospectus supplement

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. This document is in two parts, the first part is this prospectus supplement, which describes the specific terms of this offering of common stock by us and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated March 20, 2014, which gives more information about us and the types of offerings that we may undertake, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus and any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement and accompanying prospectus entitled “Where you can find more information” and “Incorporation of information filed with the SEC.”

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus or any free writing prospectus.

S-ii

Special note regarding forward-looking statements

This prospectus, as supplemented, contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “accelerates,” “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in the “Risk Factors” section of this prospectus, as supplemented, and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference, and elsewhere in this prospectus, as supplemented. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and any supplements and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Summary

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk factors” in this prospectus supplement beginning on page S-12 and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference in this prospectus supplement and accompanying prospectus, as well as the financial statements and other information in our filings with the SEC which have been incorporated by reference in this prospectus supplement and accompanying prospectus, when making an investment decision. Unless the context otherwise requires, we use the terms “SciQuest,” “we,” “us,” “the Company” and “our” in this prospectus to refer to SciQuest, Inc. and its subsidiaries.

Overview

We provide leading cloud-based business automation solutions for spend management that include:

•	procurement solutions that automate the source-to-settle process;

•	spend analysis solutions that cleanse and classify spend data to drive and measure cost savings;

•	supplier management solutions that facilitate our customers’ interactions with their suppliers;

•	contract lifecycle management solutions that automate the contract lifecycle from contract creation through maintenance; and

•	accounts payable solutions that automate the invoice processing and vendor payment processes.

Our solutions are designed to meet customer needs to reduce costs, simplify and improve visibility into key business processes, further strategic initiatives, enhance control over spending decisions and improve compliance and risk management. By simplifying and streamlining cumbersome, tedious, and often manual, processes and creating a comprehensive view of spending and compliance across the organization, organizations can identify and capitalize on opportunities to reduce costs by gaining control over suppliers, contracts, purchases and payments.

Our spend management solutions provide a significant return on investment for our customers by facilitating the reduction of spending on goods and services, enhancing visibility and control over spending decisions and practices as well as optimizing the efficiency of key business processes. As a result of these benefits, our customers have the tools to focus on strategic initiatives that result in even greater value to their organizations.

Our procurement, supplier management and accounts payable solutions utilize our managed SciQuest Supplier Network, which facilitates our customers doing business with many thousands of unique suppliers and spending billions of dollars annually. Unlike many other providers, we do not charge suppliers any fees for the use of our network in part because we believe many suppliers ultimately will pass on such costs to the customer. Our approach encourages suppliers to participate in the network and facilitates customers consolidating more of their spending through our solutions.

We deliver our cloud-based solutions using a Software-as-a-Service, or “SaaS,” model, which enables us to offer greater functionality, faster innovation, easier integration and improved reliability with less cost and risk to the organization than traditional on-premise solutions. Customers pay us subscription fees and implementation service fees for the use of our solutions under either multi-year contracts that are generally three to five years in length or one-year contracts with annual renewal provisions. Subscription payments are typically payable annually in advance. A portion of the implementation service fees are typically payable in advance with the remainder payable as the services are performed, usually within the first three to eight months of contract execution.

As of December 31, 2013, we served 534 customers, excluding customers that spend less than $10,000 per year with us. For the fiscal year ended December 31, 2013, revenues increased 36% to $90.2 million from $66.5 million for the fiscal year ended December 31, 2012. For the fiscal year ended December 31, 2012, revenues increased 25% to $66.5 million from $53.4 million for the fiscal year ended December 31, 2011. No customer accounted for more than 10% of our revenues during 2011, 2012 or 2013. Our high customer retention, combined with our long-term contracts, increases the visibility and predictability of our revenues compared with traditional perpetual license-based software businesses. Through 2013, we have achieved 34 consecutive quarters of revenue growth.

Company background

In 2001, we began developing and marketing our procurement solutions. We initially acquired a critical mass of customers in the higher education and life sciences vertical markets and selectively expanded to serve the healthcare and state and local government markets. In 2010, we completed an initial public offering of our common stock. In 2011, we acquired all of the capital stock of AECsoft USA, Inc., or “AECsoft”, a leading provider of supplier management and sourcing solutions. In 2012, we acquired substantially all of the assets of Upside Software, Inc., or “Upside”, a leading provider of contract lifecycle management solutions, and substantially all of the assets of Spend Radar LLC, or “Spend Radar”, a leading provider of spend analysis solutions. In 2013, we acquired all of the capital stock of CombineNet, Inc., or “CombineNet”, a leading provider of advanced sourcing software to organizations with large and potentially complex strategic sourcing needs.

Due to our historical focus on vertical markets, we have had a relatively high concentration of higher education, life sciences, healthcare and state and local government customers. But a majority of our customers now span the general commercial market as a result of our acquisitions as well as our own marketing efforts. Our customers currently include approximately 30% of the Forbes Global 100 companies and 25% of the Fortune 500. We currently market our solutions across the entire addressable market for spend management solutions.

Our Solutions

Our solutions are designed to meet customer needs to reduce costs, simplify and improve visibility into key business processes, further strategic initiatives, enhance control over spending decisions and improve compliance and risk management. By simplifying and streamlining cumbersome, and often manual, processes and creating a comprehensive view of spending and compliance across the organization, organizations can identify and capitalize on opportunities to reduce costs by gaining control over suppliers, contracts, purchases and payments.

Our solutions provide a significant return on investment for our customers through the following key benefits:

•

Enhanced visibility and control.    SciQuest solutions provide greater visibility into, and control over, the management of suppliers, contracts, purchases and payments to help customers identify savings opportunities and manage risk.

•	Achieve savings objectives. SciQuest solutions ultimately help customers reduce their spend through organization-wide transparency, automation, compliance and analysis.

•	Optimize processes and gain efficiencies. SciQuest solutions deliver sustainable value through process transformation that reduces complexity, eliminates waste and errors and promotes ease of use.

Business strengths and success factors

We believe that there are a number of characteristics that have facilitated, and are expected to continue to facilitate, our growth, including:

•

Large and growing addressable market.    According to Gartner, the global procurement software market, which is a subset of the spend management market, is forecast to grow at an average annual growth rate of 10.8% to $4.4 billion in 2017. We believe that this large and growing market presents a significant opportunity to continue to accelerate our revenue growth.

•

Leading provider of spend management software with a broad, differentiated cloud-based platform.    We believe that we are uniquely positioned as a full suite provider of cloud based spend management solutions that can also provide best-in-class point solutions as needed by organizations.

•

Unique global supplier network that encourages supplier participation and collaboration between buyers and suppliers.    Through the SciQuest Supplier Network, we have built a critical mass of suppliers that enables efficient and automated transaction interactions for our customers. Unlike many other providers, we charge our customers for each of their suppliers who they choose to integrate into our supplier network rather than charging suppliers any fees for the use of our network.

•

Focus on customer value.    Delivering value to our customers is at the core of our business philosophy. We focus extensively on ensuring that customers achieve a demonstrated return on investment from our solutions, and we proactively engage with our customers to continually improve our software and services.

•

High visibility business model.    Our customers pay us subscription fees and implementation service fees for the use of our solutions under either multi-year contracts that are generally three to five years in length or one-year contracts with annual renewal provisions. In each case, we typically receive cash payments annually in advance.

•

Maximize long-term customer revenue.    A key aspect of our SaaS business model is to maximize the recurring revenue stream from each customer through price increases upon renewal and the sale of new products, which result in increased annual subscription fees and additional implementation service fees. In 2011, 2012 and 2013, approximately 26%, 36% and 41%, respectively, of new sales consisted of sales of additional products with services to existing customers.

Our growth strategy

We seek to become the leading provider of business automation solutions for spend management. Our key strategic initiatives include:

•

Commercial market expansion.    We believe the general commercial market represents a significant market opportunity for our solutions. We intend to pursue this opportunity through focused sales and marketing efforts to expand our reach and brand awareness into key segments of the commercial market.

•

Capitalize on cross-selling opportunities into our installed customer base.    Our existing customer base provides us with a significant opportunity to sell additional products, including new products that we develop or acquire. As of December 31, 2013, our solutions were being used by 534 customers, excluding customers that spend less than $10,000 per year with us, and most of these customers do not currently utilize all, or even a majority, of our solutions.

•

Selectively pursuing acquisitions.    We expect to pursue acquisitions of businesses, technologies and solutions that complement our existing offerings in an effort to accelerate our growth, enhance the capabilities of our existing solutions and/or broaden our solution offerings.

•

Invest in new and current products.    We have invested, and will continue to invest, significantly in the development of new products to expand our market presence and the features and functionality of our existing products to enhance their marketability through both acquisitions and internal development.

•

Invest in direct and indirect sales channels.    We believe that our current markets, particularly given our expansion into the general commercial market, offer significant growth opportunities. We have invested, and will continue to invest, in our direct and indirect sales channels in order to capitalize on these growth opportunities.

•

Invest in international expansion to acquire new customers.    We believe that the market outside the United States offers us significant growth potential. We intend to accelerate our international expansion through our direct sales force and by establishing additional third-party sales relationships in an effort to leverage our leadership position and reputation as a leading provider of spend management solutions to organizations with global operations.

Our products and services

The following diagram provides an overview of our solutions:

Our solutions are priced based primarily on the products purchased and the size of the organization. Sales vary between multi-product sales and single-product sales. Our total subscription fees over a three to five year term of the subscription agreement for sales of single products typically range from $60,000 to $500,000 ($20,000 to $100,000 per year) while a multi-product sale range can typically range from $450,000 to $1.5 million ($150,000 to $300,000 per year). Our typical one-time implementation service fees are generally equivalent to one year of license fees. Generally, customers are not charged based on the number of users or transaction volume, which encourages organizations to maximize the number of employees using our solutions, resulting in enhanced efficiencies and customer satisfaction.

Our corporate information

We were originally incorporated in November 1995. Our principal executive offices are located at 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, and our telephone number is (919) 659-2100. Our website address is www.sciquest.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or accompanying prospectus and is not part of this prospectus supplement or accompanying prospectus.

The offering

Common stock outstanding before this offering	23,974,119 shares

Common stock offered by us	3,000,000 shares

Underwriters’ option to purchase additional shares	450,000 shares

Common stock outstanding after this offering	26,974,119 shares (27,424,119 shares if the underwriters exercise their option in full)

Use of proceeds	We estimate that the net proceeds to us from the sale of shares of common stock offered by us will be approximately $76.1 million, or approximately $87.5 million if the underwriters exercise in full their option to purchase additional shares from us. This estimate is based upon the public offering price of $26.75 per share, less underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds for working capital and general corporate purposes. We may also use a portion of the proceeds to expand our business through acquisitions of complementary businesses, products or technologies. We have no agreements or commitments with respect to any acquisitions at this time.

Pending the uses described above, we intend to invest the net proceeds of this offering in short- to medium-term, investment-grade, interest-bearing securities, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

Symbol on the NASDAQ Global Market	“SQI”

The number of shares of our common stock outstanding after this offering is based on 23,974,119 shares of our common stock outstanding as of February 28, 2014 and excludes:

•	an aggregate of 899,651 shares issuable upon the exercise of then outstanding options at a weighted average exercise price of $11.52 per share; and

•	an aggregate of 3,603,021 shares reserved for issuance under our 2013 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 450,000 additional securities.

Summary financial data

The following tables summarize the financial data for our business. You should read this summary financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, all included in our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference into this prospectus.

The selected financial data under the heading “Statements of Operations Data” for each of the three years ended December 31, 2011, 2012 and 2013, under the heading “Non-GAAP Operating Data” relating to Non-GAAP Net Income and Adjusted Free Cash Flow for each of the three years ended December 31, 2011, 2012 and 2013 and under the heading “Balance Sheet Data” as of December 31, 2012 and 2013 have been derived from our audited financial statements, which are provided under “Part II, Item 8, Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference into this prospectus.

	Year ended December 31,
	2011	2012	2013
	(In thousands, except per share data)

Statements of Operations Data:
Revenues	$53,438	$66,465	$90,231
Cost of revenues(1)(2)	13,340	20,270	27,411

Gross profit	40,098	46,195	62,820

Operating expenses:(1)
Research and development	11,233	17,188	28,267
Sales and marketing	14,282	17,907	24,261
General and administrative	8,403	10,918	13,033
Amortization of intangible assets	864	1,268	2,382

Total operating expenses	34,782	47,281	67,943

Income (loss) from operations	5,316	(1,086)	(5,123)
Interest and other income (expense), net	298	13	13

Income (loss) before income taxes	5,614	(1,073)	(5,110)
Income tax benefit (expense)	(2,780)	(103)	376

Net income (loss)	$2,834	$(1,176)	$(4,734)

Net income (loss) per share:
Basic	$0.13	$(0.05)	$(0.20)
Diluted	$0.13	$(0.05)	$(0.20)

Weighted average shares outstanding used in computing per share amounts:
Basic	21,673	22,285	23,044
Diluted	22,241	22,285	23,044

	Year ended December 31,
	2011	2012	2013
	(In thousands)

Non-GAAP Operating Data:
Non-GAAP Net Income(3)	$6,416	$5,460	$8,845
Adjusted Free Cash Flow(4)	$14,256	$15,748	$14,468

	December 31,
	2011	2012	2013
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$14,958	$15,606	$19,117
Short-term investments	44,685	29,740	15,105
Working capital excluding deferred revenues	65,427	49,138	36,261
Total assets	116,368	140,324	173,445
Deferred revenues	49,614	62,461	70,760
Total stockholders’ equity (deficit)	60,707	67,228	88,179

(1)	Amounts include stock-based compensation expense, as follows:

	Year ended December 31,
	2011	2012	2013
	(In thousands)
Cost of revenues	$313	$300	$499
Research and development	1,014	1,217	1,714
Sales and marketing	1,142	1,510	1,992
General and administrative	1,480	2,170	2,727

	$3,949	$5,197	$6,932

(2)	Cost of revenues includes amortization of capitalized software development costs of:

	Year ended December 31,
	2011	2012	2013
	(In thousands)
Amortization of capitalized software development costs	$390	$928	$1,842
Amortization of acquired software	168	553	1,580

	$558	$1,481	$3,422

(3)	Non-GAAP Net Income, a non-GAAP operating measure, consists of net income (loss) plus our non-cash, stock-based compensation expense, amortization of intangible assets, amortization of acquired software, purchase accounting deferred revenue adjustments in 2012 and 2013 and acquisition related costs incurred in 2011, 2012 and 2013, less the acquisition related escrow distribution received in 2011. Non-GAAP Net Income is determined on a tax-effected basis. For 2011, 2012 and 2013, due to the impact that non-taxable expenses, i.e. stock-based compensation, had on our effective tax rate, we determined the tax effect of Non-GAAP Net Income by arriving at Non-GAAP Income before taxes, multiplying this by our statutory rate of 38.9% and the difference between our statutory tax expense and our book tax expense is the tax effect of adjustments to arrive at Non-GAAP Net Income. We use Non-GAAP Net Income as a measure of operating performance because it assists us in comparing performance on a consistent basis, as it removes from our operating results the impact of our capital structure, acquisition related costs, the one-time costs associated with non-recurring events and such non-cash items such as stock-based compensation expense and amortization of intangible assets, which can vary depending upon accounting methods. We believe Non-GAAP Net Income is useful to an investor in evaluating our operating performance because it is widely used by investors, securities analysts and other interested parties in our industry to measure a company’s operating performance without regard to non-cash items such as stock-based compensation expense and amortization of intangible assets, which can vary depending upon accounting methods, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired.

Our use of Non-GAAP Net Income has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Non-GAAP Net Income does not reflect changes in, or cash requirements for, our working capital needs;

•	Non-GAAP Net Income does not consider the potentially dilutive impact of equity-based compensation;

•

Non-GAAP Net Income does not reflect acquisition related costs, one-time cash bonuses associated with the initial public offering paid to our management or cash payments in connection with a settlement of a lawsuit, all of which reduced the cash available to us;

•	we must make certain assumptions in order to determine the tax effect adjustments for Non-GAAP Net Income, which assumptions may not prove to be accurate; and

•	other companies, including companies in our industry, may calculate Non-GAAP Net Income differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Non-GAAP Net Income alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. Our management reviews Non-GAAP Net Income along with these other measures in order to fully evaluate our financial performance.

The following table provides a reconciliation of net income (loss) to Non-GAAP Net Income:

	Year ended December 31,
	2011	2012	2013
	(In thousands)
Net income (loss)	$2,834	$(1,176)	$(4,734)
Stock-based compensation	3,949	5,197	6,932
Amortization of intangible assets	864	1,268	2,382
Amortization of acquired software	168	553	1,580
Purchase accounting deferred revenue adjustment	—	1,490	3,323
Distribution of acquisition escrow	(223)	—	—
Acquisition related costs	134	1,506	5,377
Tax effect of adjustments(a)	(1,310)	(3,378)	(6,015)

Non-GAAP Net Income	$6,416	$5,460	$8,845

(a)	For the years ended December 31, 2011, 2012 and 2013, due to the impact that non-taxable expenses, i.e. stock-based compensation, had on our effective tax rate, we determined the tax effect of Non-GAAP Net Income by arriving at Non-GAAP Income before taxes, multiplying this by our statutory rate of 38.9%, and the difference between our statutory tax expense and our book tax expense is the tax effect of adjustments to arrive at Non-GAAP Net Income.

(4)	Free Cash Flow consists of net cash provided by operating activities, less purchases of property and equipment and less capitalization of software development costs. Adjusted Free Cash Flow consists of Free Cash Flow plus acquisition related costs in 2011, 2012 and 2013, less the acquisition related escrow distribution received in 2011. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our ability to fund our growth through our generation of cash. We believe Adjusted Free Cash Flow is useful to an investor in evaluating our liquidity because Adjusted Free Cash Flow and similar measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company’s liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Our use of Adjusted Free Cash Flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Free Cash Flow does not reflect the cash requirements necessary to service principal payments on our indebtedness;

•	Adjusted Free Cash Flow does not reflect one-time litigation expense payments or one-time management bonuses associated with the initial public offering, which reduced the cash available to us;

•	Adjusted Free Cash Flow does not include acquisition related costs; and

•

Adjusted Free Cash Flow removes the impact of accrual basis accounting on asset accounts and non-debt liability accounts; and other companies, including companies in our industry, may calculate Adjusted Free Cash Flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted Free Cash Flow alongside other liquidity measures, including various cash flow metrics, net income and our other GAAP results. Our management reviews Adjusted Free Cash Flow along with these other measures in order to fully evaluate our liquidity.

The following table provides a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow:

	Year ended December 31,
	2011	2012	2013
	(In thousands)
Net cash provided by operating activities	$17,407	$20,380	$18,018
Purchase of property and equipment	(2,058)	(1,825)	(2,873)
Capitalization of software development costs	(1,004)	(3,113)	(3,654)

Free Cash Flow	14,345	15,442	11,491
Distribution of acquisition escrow	(223)	—	—
Acquisition related costs	134	306	2,977

Adjusted Free Cash Flow	$14,256	$15,748	$14,468

Risk factors

We operate in a business environment that involves numerous known and unknown risks and uncertainties that could have a materially adverse impact on our operations. The risks described below highlight some of the factors that have affected, and in the future could affect, our operations. You should carefully consider these risks. These risks are not the only ones we may face. Additional risks and uncertainties of which we are unaware or that we currently deem immaterial also may become important factors that affect us. If any of the events or circumstances described in the followings risks occurs, our business, financial condition, results of operations, cash flows, or any combination of the foregoing, could be materially and adversely affected.

Our risks are described in detail below; however, the more significant risks we face include the following:

•	if we are unable to attract new customers, or if our existing customers do not purchase additional products or services, the growth of our business and cash flows will be adversely affected;

•	our failure to sustain our historical renewal rates, pricing and terms of our customer contracts would adversely affect our operating results;

•

we expect to continue to develop and acquire new product and service offerings with no guarantee that we will be able to market those acquired products and services successfully or to develop or integrate any new products effectively or efficiently;

•	if we do not successfully maintain the SciQuest brand, our revenues and earnings could be materially adversely affected;

•

our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we will not be able to implement our business plan successfully;

•	the failure to integrate successfully businesses that we have acquired or may acquire could adversely affect our business;

•

continued economic weakness and uncertainty, which may result in a significant reduction in spending by our customers and potential customers, could adversely affect our business, lengthen our sales cycles and make it difficult for us to forecast operating results accurately;

•	product development delays could damage our reputation and sales efforts;

•	if we are unable to adapt our products and services to rapid technological change, our revenues and profits could be materially and adversely affected; and

•

we have been, and may continue to be, subject to claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require us to incur significant costs, to enter into royalty or licensing agreements or to develop or license substitute technology, which may harm our business.

Risks related to our business and industry

If we are unable to attract new customers, or if our existing customers do not purchase additional products or services, the growth of our business and cash flows will be adversely affected.

To increase our revenues and cash flows, we must regularly add new customers and sell additional products and services to our existing customers. If we are unable to hire or retain quality sales personnel, unable to sell our products and services to companies that have been referred to us, unable to generate sufficient sales leads through our marketing programs, or if our existing or new customers do not perceive our solutions to be of sufficiently high value and quality, we may not be able to increase sales and our operating results would be adversely affected. In addition, our revenue growth is partially dependent on the continued sale of our products across the entire addressable market for spend management solutions without regard to our historical vertical markets. If we are unsuccessful in our efforts to sell our products and services outside of our historical vertical markets, our revenue growth, cash flows and profitability may be materially and adversely affected. If we fail to sell new products and services to existing or new customers, our operating results will suffer, and our revenue growth, cash flows and profitability may be materially and adversely affected.

Our failure to sustain our historical renewal rates, pricing and terms of our customer contracts would adversely affect our operating results.

We derive, and expect to continue to derive, substantially all of our license revenues from recurring subscription fees for our spend management solutions. Should our current customers lose confidence in the value or effectiveness of our solutions, the demand for our products and services will likely decline, which could materially and adversely affect our renewal rates, pricing and contract terms. Our subscription agreements with customers are typically for either a term ranging from three to five years in length or a one-year term with automatic renewal provisions. Our value proposition and high customer satisfaction rates have led to strong recurring revenue retention rates of approximately 100%, 106% and 100% for 2011, 2012 and 2013, respectively. We calculate recurring revenue retention rates for a particular period by comparing the subscription revenue for all customers at the end of the prior period to the subscription revenue for those same customers at the end of the current period. If our customers choose not to renew their subscription agreements with us at similar rates and on similar or more favorable terms, our business, operating results and financial condition may be materially and adversely affected.

We expect to continue to develop and acquire new product and service offerings with no guarantee that we will be able to market those acquired products and services successfully or to develop or integrate any new products effectively or efficiently.

Expanding our product and service offerings is an important component of our business strategy. Any new offerings that are not favorably received by prospective customers could damage our reputation or brand name. As part of this strategy, we added our advanced sourcing product in 2013, while in 2012 we added our spend analysis, contract lifecycle management and accounts payable solutions. Expansion of our offerings will require us to devote a significant amount of time and money and may strain our management, financial and operating resources. We cannot be assured that our development or acquisition efforts will result in commercially viable products or services. In addition, we may bear development and acquisition costs in current periods that do not generate revenues until future periods, if at all. To the extent that we incur expenses that do not result in increased current or future revenues, our earnings may be materially and adversely affected.

If we do not successfully maintain the SciQuest brand, our revenues and earnings could be materially adversely affected.

We believe that developing, maintaining and enhancing the SciQuest brand in a cost-effective manner is critical in expanding our customer base, particularly in the general commercial market. Some of our competitors have well-established brands. Although we believe that the SciQuest brand is well established in certain markets where we have a significant operating history, our brand may not be as well established throughout our entire addressable market. Promotion of our brand will depend largely on continuing our sales and marketing efforts and providing high-quality products and services to our customers. We cannot be assured that these efforts will be successful in marketing the SciQuest brand. If we are unable to successfully promote our brand, or if we incur substantial expenses in attempting to do so, our revenues and earnings could be materially and adversely affected.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we will not be able to implement our business plan successfully.

We have experienced a period of significant growth in our operations and personnel, which places a significant strain on our management, administrative, operational and financial infrastructure. Our business strategy includes preparing for significant future growth and expanding our management, administrative, operational and financial infrastructure to facilitate this growth. Our success will depend in part upon the ability of our senior management to prepare for and manage this growth effectively. To do so, we must continue to hire, train and manage new employees, including managers, as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business would be materially harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. There is no assurance that we will do so effectively. The additional headcount and operating systems that we may add will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

The failure to successfully integrate businesses that we have acquired or may acquire could adversely affect our business.

An element of our strategy is to broaden the scope and content of our products and services through the acquisition of existing products, technologies, services and businesses. Acquisitions entail numerous risks, including:

•	the integration of new operations, products, services and personnel;

•	the diversion of resources from our existing businesses, sites and technologies;

•	the inability to generate revenues from new products and services sufficient to offset associated acquisition costs;

•	the maintenance of uniform standards, controls, procedures and policies;

•	the acquired business requiring greater resources than anticipated;

•	accounting effects that may adversely affect our financial results;

•	the impairment of employee and customer relations as a result of any integration of new management personnel;

•	dilution to existing stockholders from the issuance of equity securities; and

•	liabilities or other problems associated with an acquired business.

In 2013, we acquired all of the capital stock of CombineNet, a leading provider of advanced sourcing software to large companies with complex procurement needs. The integration of this company into our business has represented, and continues to represent in some respects, a significant undertaking for our management team. Even to the extent that we have successfully completed this integration, conditions could still arise that require additional resources or endanger the expected benefits of this acquisition. Our failure to successfully manage the risks associated with this acquisition could adversely affect our business and operating results.

We may also have difficulty in effectively assimilating and integrating future acquired businesses, or any future joint ventures, acquisitions or alliances, into our operations, and such integration may require a significant amount of time and effort by our management team. To the extent we do not successfully avoid or overcome the risks or problems related to any acquisitions, our business, results of operations and financial condition could be adversely affected. Future acquisitions also could impact our financial position and capital needs and could cause substantial fluctuations in our quarterly and yearly results of operations. Acquisitions could include significant goodwill and intangible assets, which may result in future impairment charges that would reduce our stated earnings.

Continued economic weakness and uncertainty, which may result in a significant reduction in spending by our customers and potential customers, could adversely affect our business, lengthen our sales cycles and make it difficult for us to forecast operating results accurately.

Our revenues depend significantly on economic conditions in our addressable market as well as the economy as a whole. We have experienced, and may experience in the future, reduced spending by our customers and potential customers due to the continuing economic weakness affecting the U.S. and global economy, and other macroeconomic factors affecting spending behavior. Many of our customers and potential customers have been facing significant budgetary constraints that have limited spending on technology solutions. Continued spending constraints may result in slower growth, or reductions, in revenues and profits in the future. In addition, economic conditions or uncertainty may cause customers and potential customers to reduce or delay technology purchases, including purchases of our solutions. Our sales cycle may lengthen if purchasing decisions are delayed as a result of uncertain budget availability or if contract negotiations become more protracted or difficult as customers institute additional internal approvals for information technology purchases. These economic conditions could result in reductions in sales of our products and services, longer sales cycles, difficulties in collecting accounts receivable or delayed payments, slower adoption of new technologies and increased price competition. Any of these events or any significant reduction in spending by our customers and potential customers would likely harm our business, financial condition, operating results and cash flows.

Product development delays could damage our reputation and sales efforts.

Developing new products and updated versions of our existing products for release at regular intervals is important to our business efforts. At times, we may experience delays in our development process that result in new releases being delayed or lacking expected features or functionality. New product or version releases that are delayed or do not meet expectations may result in customer dissatisfaction, which in turn could damage significantly our reputation and sales efforts. Such damage to our reputation and sales efforts could negatively impact our operating results.

If we are unable to adapt our products and services to rapid technological change, our revenues and profits could be materially and adversely affected.

Rapid changes in technology, products and services, customer requirements and operating standards occur frequently. These changes could render our proprietary technology and systems obsolete. Any technological changes that reduce or eliminate the need for spend management solutions could harm our business. We must continually improve the performance, features and reliability of our products and services, particularly in response to our competition.

Our success will depend, in part, on our ability to:

•	enhance our existing products and services;

•	develop new products, services and technologies that address the increasingly sophisticated and varied needs of our customers and potential customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We cannot be certain of our success in accomplishing the foregoing. If we are unable, for technical, legal, financial or other reasons, to adapt to changing market conditions or buyer requirements, our market share, business and operating results could be materially and adversely affected.

We have been, and may continue to be, subject to claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require us to incur significant costs, to enter into royalty or licensing agreements or to develop or license substitute technology, which may harm our business.

The spend management market is characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by litigation based on allegations of infringement or other violations of intellectual property rights. As we seek to extend our solutions, we could be constrained by the intellectual property rights of others. We have been, and may in the future be, subject to claims that our technologies infringe upon the intellectual property or other proprietary rights of a third party. While we believe that our products do not infringe upon the proprietary rights of third parties, we cannot guarantee that third parties will not assert infringement claims against us in the future, particularly with respect to technology that we acquire through acquisitions of other companies.

We might not prevail in any intellectual property infringement litigation, given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into royalty or licensing agreements. We generally provide in our customer agreements that we will indemnify our customers against third-party infringement claims relating to our technology provided to the customer, which could obligate us to fund significant additional amounts. If our products are found to have violated any third-party proprietary rights, we could be required to withdraw those products from the market, re-develop those products or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our products from the market could have a material adverse effect on our business, financial condition and operating results.

A failure to protect the integrity and security of our customers’ information could expose us to litigation, materially damage our reputation and harm our business, and the costs of preventing such a failure could adversely affect our results of operations.

Our business involves the collection and use of confidential information of our customers and their trading partners. We cannot be assured that our efforts to protect this confidential information will be successful. If any compromise of this information security were to occur, we could be subject to legal claims and government action, experience an adverse effect on our reputation and need to incur significant additional costs to protect against similar information security breaches in the future, each of which could adversely affect our financial condition, results of operations and growth prospects. In addition, because of the critical nature of data security, any perceived breach of our security measures could cause existing or potential customers not to use our solutions and could harm our reputation.

We may experience service failures or interruptions due to defects in the hardware, software, infrastructure, third-party components or processes that comprise our solutions, any of which could adversely affect our business.

Technology solutions as complex as ours may contain undetected defects in the hardware, software, infrastructure, third-party components or processes that are part of the solutions we provide. If these defects lead to service failures, we could experience delays or lost revenues during the period required to correct the cause of the defects. Furthermore, from time to time, we have experienced immaterial service disruptions in the ordinary course of business. We cannot be certain that defects will not be found in new or upgraded products or that service disruptions will not occur in the future, resulting in loss of, or delay in, market acceptance, which could have an adverse effect on our business, results of operations and financial condition.

Because customers use our spend management solutions for critical business processes, any defect in our solutions, any disruption to our solutions or any error in execution could cause customers to not renew their contracts with us, prevent potential customers from purchasing our solutions and harm our reputation. Although most of our contracts with our customers limit our liability to our customers for these defects, disruptions or errors, we nonetheless could be subject to litigation for actual or alleged losses to our customers’ businesses, which may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages. We do not currently maintain any warranty reserves. Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention and could cause our business to suffer.

The insurers under our liability insurance policy could deny coverage of a future claim for actual or alleged losses to our customers’ businesses that results from an error or defect in our technology or a resulting disruption in our solutions, or our liability insurance might not be adequate to cover all of the damages and other costs of such a claim. Moreover, we cannot be assured that our current liability insurance coverage will continue to be available to us on acceptable terms or at all. The successful assertion against us of one or more large claims that exceeds our insurance coverage, or the occurrence of changes in our liability insurance policy, including an increase in premiums or imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and operating results. Even if we succeed in litigation with respect to a claim, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

The market for cloud-based spend management solutions is at a relatively early stage of development. If the market for our solutions develops more slowly than we expect, our revenues may decline or fail to grow and we may incur operating losses.

We derive, and expect in the near-term to continue to derive, substantially all of our revenues from our spend management solutions. Our current expectations with respect to growth may not prove to be correct. The market for our solutions is at a relatively early stage of development, making our business and future prospects difficult to evaluate. Should our prospective customers fail to recognize, or our current customers lose confidence in, the value or effectiveness of our solutions, the demand for our products and services will likely decline. Any significant price compression as a result of newly introduced solutions or consolidation among our competitors could have a material adverse effect on our business. A number of factors could affect our customers’ assessment of the value or effectiveness of our solutions, including the following:

•	their comfort with current purchasing and spend management procedures;
•	the costs and resources required to adopt new business procedures;
•	reductions in capital expenditures or technology spending budgets;
•	the price, performance and availability of competing solutions or delivery platforms;
•	security and privacy concerns; or
•	general reticence about technology or the Internet.

We are subject to a lengthy sales cycle and delays or failures to complete sales may harm our business and result in slower growth.

Our sales cycle may take several months to over a year. We may also experience unexpected delays that may lengthen the sales cycle for particular customers or potential customers. Such delays also make it more difficult to predict sales cycles and the timing of future revenues. During this sales cycle, we may expend substantial resources with no assurance that a sale will ultimately result. The length of a customer’s sales cycle depends on a number of factors, many of which we may not be able to control, including the following:

•	potential customers’ internal approval processes;
•	budgetary constraints for technology spending;
•	customers’ concerns about implementing new procurement methods and strategies; and
•	seasonal and other timing effects.

Any lengthening of the sales cycle or unexpected delays with respect to particular customers or potential customers could delay our revenue recognition and cash generation and could cause us to expend more resources than anticipated. If we are unsuccessful in closing sales or if we experience delays, it could have a material adverse effect on our operating results.

Our future profitability and cash flows are dependent upon our ability to control expenses.

Our operating plan to maintain profitability is based upon estimates of our future expenses. For instance, we expect our operating expenses to increase in 2014 as compared to 2013 in order to support anticipated revenue growth, as well as the full year impact of the 2013 acquisition of CombineNet. If our future expenses are greater than anticipated, our ability to maintain profitability may be negatively impacted. Greater than anticipated expenses may negatively impact our cash flows, which could cause us to expend our capital faster than anticipated. Also, a large percentage of our expenses are relatively fixed, which may make it difficult to reduce expenses significantly in the future.

To the extent that future sales opportunities trend towards individual product sales rather than multi-product sales, the average sales price per customer of our solutions would likely decrease, which could have an adverse effect on our ability to increase future revenue and profitability.

Our solutions consist of individual products that can be deployed together as an integrated software suite or separately as individual solutions. We price our solutions in part based on the number of products purchased. Accordingly, multi-product sales of an integrated software suite will likely result in significantly higher subscription and service fees than sales of individual products even though the sales cycle will often be similar in terms of length and effort. Most of our customers do not currently utilize all, or even a majority, of our solutions, and we anticipate that many of the cross-selling opportunities into our installed customer base will be individual product sales as opposed to multi-product sales. To the extent that future sales opportunities trend towards individual product sales rather than multi-product sales, then the average sales price per customer of our solutions will likely decrease. Decreases in our average sales price per customer will require us to convert a greater number of sales opportunities, at potentially greater expense, in order to meet our revenue objectives. Thus, an increase in the number of individual product sales as compared to multi-product sales could have an adverse effect on our ability to increase future revenue and profitability.

Our future revenue growth could be impaired if our investment in direct and indirect sales channels for our products is unsuccessful.

We have invested significant time and resources in developing our direct sales force and our indirect sales channels. Sales through our direct sales force represent the primary source of our revenues. We supplement our direct sales force with indirect sales channels for our products through relationships with suppliers, ERP providers, technology providers, consultants and purchasing consortia. We cannot be assured that our direct or indirect sales channels will be successful or that we will be able to develop additional indirect sales channels to support our direct sales channel. If our direct sales efforts, and to a lesser extent our indirect sales efforts, are not effective, our ability to achieve revenue growth may be impaired. As we develop additional indirect sales channels, we may experience conflicts with our direct sales force to the extent that these sales channels target the same customer bases. Successful management of these potential conflicts will be necessary in order to maximize our revenue growth.

If we are unable to facilitate the use of our implementation services by our customers in an optimal manner, the effectiveness of our customers’ use of our solutions would be negatively impacted, resulting in harm to our reputation, business and financial performance.

The use of our solutions typically includes implementation services to facilitate the optimal use of our solutions. Successful implementation projects can be critical to maintaining our high customer satisfaction rates and can also lower support costs. These activities require substantial involvement and cooperation from both our customers and their suppliers. For example, we typically work closely with customer personnel to improve the customer’s business processes, enable the customer’s suppliers on the SciQuest Supplier Network and support organizational activities to assist our customer’s transition to our spend management solutions. In addition, our implementation services often include extensive end-user training in order to facilitate product adoption and maximize the benefits for the organization. If we do not receive sufficient support from either the customer or its suppliers, then the optimal use of our services by the customer may be adversely impacted, resulting in lower customer satisfaction and negatively affecting our renewal rates, business, reputation and financial performance.

If we are not able to successfully create internal efficiencies for our customers and their suppliers, our operating costs and relationships with our customers and their suppliers will be adversely affected.

A key component of our products and services is the efficiencies created for our customers and their suppliers. In order to create these efficiencies, it is typically necessary for our solutions to work together with our customer’s internal systems such as inventory, customer service, technical service, ERP systems and financial systems. If these systems do not create the anticipated efficiencies, relationships with our customers will be adversely affected, which could have a material adverse affect on our financial condition and results of operations.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies could reduce our ability to compete successfully and adversely affect our results of operations.

To date, we have funded our business through our cash flows from operations and the proceeds of our initial public offering in September 2010 and our follow-on public offering in April 2011. We also established a $30 million credit facility in November 2012. In February 2014, we filed a shelf registration statement on Form S-3 covering 8,000,000 shares of common stock, some of which are being offered in this offering and other shares may be offered and sold in one or more additional public offerings in the future. There can be no assurance as to whether all or any portion of the shares covered by this registration statement will be offered or sold in the future. However, we may need to raise additional funds to achieve our future strategic objectives, including the execution of our strategy to pursue acquisitions. We may not be able to obtain additional debt or equity financing on favorable terms, if at all. Decreases in our stock price could adversely affect our ability to raise capital or complete acquisitions. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests and the value of shares of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop and enhance our solutions;
•	pursue acquisitions;

•	continue to expand our technology development, sales and/or marketing organizations;
•	hire, train and retain employees; or
•	respond to competitive pressures or unanticipated working capital requirements.

Our inability to do any of the foregoing could reduce our ability to compete successfully and adversely affect our results of operations.

The market for spend management solutions is highly competitive, which makes achieving market share and profitability more difficult.

The market for spend management solutions is rapidly evolving and intensely competitive. We experience competition from multiple sources, which makes it difficult for us to develop a comprehensive business strategy that addresses all of these competitive factors. We face competition primarily from relatively small specialty software vendors, large ERP vendors and internally developed and maintained solutions. Competition is likely to intensify as this market matures.

As competitive conditions intensify, competitors may:

•	devote greater resources to marketing and promotional campaigns;
•	reduce prices of their competing products and services;
•	devote substantially more resources to product development;
•	secure exclusive arrangements with indirect sales channels that impede our sales;
•	develop more extensive client bases and broader client relationships than we have; and
•	enter into strategic or commercial relationships with larger, more established and well-financed companies.

In addition, some of our competitors may have longer operating histories and greater name recognition than us. New technologies and the expansion of existing technologies may increase competitive pressures. As a result of increased competition, we may experience reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors. These competitive pressures could have a material adverse effect on our revenue growth and results of operations.

We continue to have revenue concentration in certain vertical markets, which could make us vulnerable to adverse trends or events affecting those markets.

Due to our historical focus on vertical markets, our revenues continue to be concentrated in the higher education and to a lesser extent in the life sciences markets, state and local government and healthcare markets. Many of our customers and potential customers in the higher education and healthcare markets have been facing significant budgetary constraints that have limited spending on technology solutions. Continued spending constraints in these markets may result in slower growth, or reductions, in our revenues and profits in the future. In addition, the number of potential customers in these markets is relatively finite, which could limit our future growth prospects. Furthermore, many of our sales opportunities are generated by referrals from existing customers due to the collaborative nature of these markets, and therefore, our failure to provide a beneficial solution to our existing customers could adversely impact our reputation in these markets and our ability to generate new referral customers. The life sciences industry has been experiencing a period of consolidation, during which many of the large domestic and international pharmaceutical companies have been acquiring mid-sized pharmaceutical companies. The potential consolidation of our life sciences customers may diminish our negotiating leverage and exert downward pressure on our prices or cause us to lose the business of valuable customers who are consolidated with other pharmaceutical companies that are not our customers. Healthcare costs have risen significantly over the past decade and numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry, including hospitals. This consolidation may reduce competition, exert downward pressure on the prices of our products and adversely impact our growth in this market.

If any of the circumstances described above result in decreased revenues or profitability from our existing customers in these markets or reduce our ability to generate new customers in these markets, this could have a material and adverse effect on our overall revenues and profits.

Our international sales efforts will require financial resources and management attention and could have a negative effect on our earnings.

We are investing resources and capital to expand our sales internationally. This will require financial resources and management attention and may subject us to new or increased levels of regulatory, economic, tax and political risks, all of which could have a negative effect on our earnings. We cannot be assured that we will be successful in creating international demand for our products and services. In addition, our international business may be subject to a variety of risks, including, among other things, increased costs associated with maintaining international marketing efforts, applicable government regulation, conflicting and changing tax laws, economic and political conditions and potential instability in various parts of the world, fluctuations in foreign currency, increased financial accounting and reporting burdens and complexities, difficulties in collecting international accounts receivable and the enforcement of intellectual property rights. If we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could adversely affect our operating results as a result of increased operating costs.

Mergers or other strategic transactions involving our competitors could weaken our competitive position, limit our growth prospects or reduce our revenues.

We believe that our industry is highly fragmented and that there is likely to be consolidation, which could lead to increased price competition and other forms of competition. Increased competition may cause pricing pressure and loss of market share, either of which could have a material adverse effect on our business, limit our growth prospects or reduce our revenues. Our competitors may establish or strengthen cooperative relationships with strategic partners or other parties. Established companies may not only develop their own products but may also merge with or acquire our current competitors. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Any of these circumstances could materially and adversely affect our business and operating results.

Interruptions or delays from third-party data centers could impair the delivery of our solutions, which could cause our business to suffer.

We use third-party data centers to conduct our operations, including our primary operating centers located in Durham, North Carolina, Houston, Texas and Pittsburgh, Pennsylvania and a redundant disaster recovery platform located in Scottsdale, Arizona. Generally, our solutions reside on hardware that we own and operate in these and other locations. Our operations depend on the protection of the equipment and information we store in these third-party data centers against damage or service interruptions that may be caused by fire, flood, severe storm, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, war, criminal acts, military action, terrorist attacks and other similar events beyond our control. A prolonged service disruption affecting the availability of our solutions for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability and cause us to lose recurring revenue customers or otherwise adversely affect our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data centers we use.

Our cloud-based spend solutions are accessed by a large number of customers at the same time. As we continue to expand the number of our customers and products and services available to our customers, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of our third-party data centers to meet our capacity requirements could result in interruptions or delays in our solutions or impede our ability to scale our operations. In the event that our data center arrangements are terminated, or there is a lapse of service or damage to such facilities, we could experience interruptions in our solutions as well as delays and additional expenses in arranging new facilities and services.

If we are unable to protect our intellectual property rights, our business could be materially and adversely affected.

Any misappropriation of our technology or the development of competing technology could seriously harm our business. We regard a substantial portion of our software products as proprietary and rely on a combination of patent, copyright, trademark, trade secrets, customer license agreements and employee and third-party confidentiality agreements to protect our intellectual property rights. These protections may not be adequate, and we cannot be assured that they will prevent misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the U.S. Other companies could independently develop similar or competing technology without violating our proprietary rights. The process of enforcing our intellectual property rights through legal proceedings would likely be burdensome and expensive, and our ultimate success cannot be assured. Our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

We utilize proprietary technology licensed from third parties, the loss of which could be costly.

We license a portion of the proprietary technology for our products and services from third parties. These third-party licenses may not be available to us on favorable terms, or at all, in the future. In addition, we must be able to integrate successfully this proprietary technology in a timely and cost-effective manner to create an effective finished product. If we fail to obtain the necessary third-party licenses on favorable terms or are unable to integrate successfully this proprietary technology on favorable terms, it could have a material adverse effect on our business operations.

Our SciQuest Supplier Network incorporates content from suppliers that is critical to the effectiveness of our products.

A critical component of our solutions is the SciQuest Supplier Network, which is the single integration point between our customers and all of their suppliers that provides customers with on-demand access to comprehensive and up-to-date supplier information, including supplier catalogs. These catalogs and other content are provided to us by each supplier for integration into our platform, which requires a high degree of involvement and cooperation from the suppliers. We must be able to integrate successfully this content in a timely manner in order for our customers to realize the full benefit of our solutions. Also, any errors or omissions in the content provided by the suppliers may reflect poorly on our solutions. If we are unable to successfully incorporate supplier content into our platform or if such content contains errors or omissions, then our products may not meet customer needs or expectations, and our business and reputation may be materially and adversely affected.

If we fail to attract and retain key personnel, our business may suffer.

Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel. A key factor of our success will be the continued services and performance of our executive officers and other key personnel. If we lose the services of any of our executive officers or other key personnel, our financial condition and results of operations could be materially and adversely affected. Our success also depends upon our ability to identify, hire and retain other highly skilled technical, managerial, editorial, sales, marketing and customer service professionals. Competition for such personnel is intense. We cannot be certain of our ability to identify, hire and retain adequately qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business and results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investor views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We cannot assure you that we will not experience material weaknesses in internal controls. We have reviewed and documented our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” which requires annual management assessment of the effectiveness of our internal control over financial reporting. To the extent that we are not or do not remain in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. We may experience higher than anticipated operating expenses as well as increased independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, harm our ability to operate our business and reduce the trading price of our stock.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way in which we conduct our business.

Our costs and demands upon management may continue to increase as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

We incur significant legal, accounting, investor relations and other expenses as a result of being a public company. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the Nasdaq Listing Rules. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years. These rules and regulations have increased our legal and financial compliance costs substantially and have made some activities more time-consuming and costly. If these costs increase significantly in the future, our operating results could be materially and adversely affected.

Our business and financial performance could be negatively impacted by changes in tax laws or regulations.

New sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Those enactments could adversely affect our domestic and international business operations, and our business and financial performance. Further, we may become subject to new sales, use or other tax laws, statutes, rules, regulations or ordinances as we expand our geographic reach and product offerings. In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our product and maintenance prices to offset the costs of these changes, existing customers may elect not to renew their agreements and potential customers may elect not to purchase our services. Additionally, new, modified or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.

Our use of “open source” software could negatively affect our ability to sell our solutions and subject us to possible litigation.

A portion of the technologies licensed by us incorporate so-called “open source” software, and we may incorporate other open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. If we fail to comply with these licenses, we may be subject to certain conditions, including requirements that we offer the portion of our solutions that incorporates the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and/or that we license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of our solutions.

Further, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and although we believe we comply with the terms of those licenses, there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our solutions. In that event, we could be required to seek licenses from third parties, re-develop our solutions, discontinue sales of our solutions, or release our proprietary software code under the terms of an open source license, any of which could adversely affect our business.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy. Laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for our products or requiring modifications to our products. In addition, taxation of products and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services and product offerings, which could harm our business and operating results.

We may be subject to legal proceedings and claims in the conduct of our business, which may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. For instance, we may have claims against customers for nonpayment of subscription fees or customers may pursue claims against us for our errors or omissions. In addition, disputes may arise from strategic business relationships, acquisitions or other business transactions. As our business grows, the likelihood of disputes arising may increase. Litigation or arbitration, whether as a plaintiff or a defendant, could be costly and divert management’s attention and could cause our business to suffer, regardless of the outcome. Failing to prevail in any legal proceeding could result in us paying significant damages or being unable to recover for damages incurred, either of which could harm our financial position.

Our ability to use U.S. net operating loss carryforwards might be limited.

As of December 31, 2013, we had net operating loss carryforwards of approximately $215.6 million for U.S. federal tax purposes, the use of which may be substantially limited. These loss carryforwards will begin to expire in 2018. To the extent these net operating loss carryforwards are available, we intend to use them to reduce the corporate income tax liability associated with our operations. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in stock ownership. As a result, prior or future changes in ownership could put limitations on the availability of our net operating loss carryforwards. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could result in lower profits.

Risks related to the ownership of our common stock

Our cash flows, quarterly revenues and operating results have fluctuated in the past and may fluctuate in the future due to a number of factors. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our cash flows, quarterly revenues and operating results have varied in the past and may fluctuate in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance and period-to-period comparisons of our revenues and operating results may not be meaningful.

Fluctuations in our quarterly results of operations may be due to a number of factors including, but not limited to, those listed below and others identified throughout this “Risk Factors” section:

•	concentrated sales to large customers;

•	our ability to retain and increase sales to existing customers and to attract new customers;

•	the timing and success of new product introductions or upgrades by us or our competitors;

•	changes in our pricing policies or those of our competitors;

•	renewal rates of existing customers;

•	potential consolidation among our customers;

•	potential foreign currency exchange gains and losses associated with expenses and sales denominated in currencies other than the U.S. dollar;

•	the amount and timing of expenditures related to development, adaptation or acquisition of technologies, products or businesses;

•	competition, including entry into the industry by new competitors and new offerings by existing competitors; and

•	general economic, industry and market conditions that impact expenditures for technology solutions in our target markets.

Such fluctuations might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.

Our actual operating results may differ significantly from our guidance.

From time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference calls or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. This guidance contains forward-looking statements and will be based on projections prepared by our management.

Neither our independent registered public accounting firm nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. These projections are also based upon specific assumptions with respect to future business decisions, some of which will change. We may state possible outcomes as high and low ranges, which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by analysts.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance, and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision regarding our common stock.

Any failure to implement our operating strategy successfully or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section of this prospectus could result in our actual operating results being different from our guidance, and those differences may be adverse and material.

Our stock price may be volatile, and investors may be unable to sell their shares at or above their purchase price.

The market price of our common stock has been and could be subject to wide fluctuations in response to, among other things, the factors described in this “Risk Factors” section or elsewhere in this prospectus, and other factors beyond our control, including the following:

•	variations in our quarterly operating results;

•	decreases in market valuations of similar companies;

•	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts who cover us, our competitors or our industry;

•	failure by us or our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market; and

•	fluctuations in stock market prices and volumes.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes and international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have become subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. All of these factors could cause the market price of our stock to decline, and you may lose some or all of your investment.

The continued concentration of our capital stock ownership with insiders will limit your ability to influence corporate matters.

As of December 31, 2013, our directors and executive officers, together with their affiliates, beneficially owned, in the aggregate, approximately 6% of our common stock. In addition, as of December 31, 2013, approximately 43% of our outstanding common stock was held by holders of more than 5% of our common stock. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. This concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with significant concentration of ownership. Also, these stockholders, acting together, may be able to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. In addition, these stockholders, acting together, could have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. As of December 31, 2013, we had approximately 7,000,000 shares of our common stock issuable under approved equity compensation plans that are covered by effective registration statements. Furthermore, certain holders of our common stock have the right to demand that we file registration statements, or request that their shares be covered by a registration statement that we are otherwise filing, which would enable those shares to be sold in the public market.

Subject to certain exceptions described under the caption “Underwriting,” we and our directors and executive officers, who together beneficially owned approximately 1.5 million shares of our common stock as of December 31, 2013, have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated for a period of 90 days from the date of this prospectus. When the lock-up period expires, we and our directors and executive officers will be able to sell our shares in the public market. In addition, J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or the perception that such sales may occur, or early release, of the lock-up could cause our share price to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We also may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, an acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or discourage a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	a classified board of directors with three-year staggered terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing the board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our amended and restated certificate of incorporation provides that we will indemnify and advance expenses to our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. Therefore, we will be obligated to indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, except that, in the case of an action by or in right of the company, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the company. Furthermore, our amended and restated certificate of incorporation provides that our directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law. Therefore, our directors shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	transaction from which the director derives an improper personal benefit.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our amended and restated certificate of incorporation or that might exist with other companies.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We believe that the trading price for our common stock will be affected by research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for working capital and other general corporate purposes. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, debt levels, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Investors seeking cash dividends should not purchase our common stock.

Use of proceeds

We estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $76.1 million (or approximately $87.5 million if the underwriters exercise their option to purchase additional shares in full). This estimate is based upon the public offering price of $26.75 per share, less estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use these net proceeds for working capital and general corporate purposes. We may also use a portion of the proceeds to expand our business through acquisitions of complementary businesses, products or technologies. We have no agreements or commitments with respect to any acquisitions at this time. Pending the uses described above, we intend to invest the net proceeds of this offering in short-to medium-term, investment-grade, interest-bearing securities, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

Price range of our common stock

Our common stock has been listed on the NASDAQ Global Market under the symbol “SQI” since September 24, 2010. The following table presents, for the periods indicated, the range of high and low per share sales prices of our common stock, as reported on the NASDAQ Global Market. Our fiscal year ends on December 31.

Year ended December 31, 2014:	High	Low
January 1, 2014 through March 25, 2014	$32.69	$24.45

Year ended December 31, 2013:	High	Low
October 1, 2013 through December 31, 2013	$30.83	$21.34
July 1, 2013 through September 30, 2013	25.95	18.10
April 1, 2013 through June 30, 2013	26.00	20.65
January 1, 2013 through March 31, 2013	24.19	15.50

Year ended December 31, 2012:	High	Low
October 1, 2012 through December 31, 2012	$18.62	$13.13
July 1, 2012 through September 30, 2012	18.54	14.08
April 1, 2012 through June 30, 2012	18.12	13.54
January 1, 2012 through March 31, 2012	15.50	13.62

On March 25, 2014, the closing sale price of our common stock on the NASDAQ Global Market was $27.95 per share. As of February 28, 2014, we had approximately 56 stockholders of record of our common stock, including Cede & Co., which holds shares of our common stock on behalf of an indeterminate number of beneficial owners. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividend policy

We have not historically declared or paid dividends on our common stock, and we do not expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to pay dividends on our common stock would be subject to the discretion of our board of directors and would depend upon various factors, including our earnings, financial condition, capital requirements, debt levels, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2013 on:

•	an actual basis;

•

on an as adjusted basis, giving effect to our receipt of the net proceeds from the sale by us in this offering of 3,000,000 shares of common stock at the public offering price of $25.4125 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2013
	Actual	As adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$19,117	$95,220

Current liabilities excluding current portion of deferred revenues	$14,506	$14,506
Deferred revenues	70,760	70,760
Common stock, $0.001 par value; 50,000,000 shares authorized; 23,812,192 shares issued and outstanding, actual; and 50,000,000 shares authorized, 26,812,192 shares issued and outstanding, as adjusted	24	27
Additional paid-in capital	108,864	184,964
Accumulated other comprehensive loss	(1,401)	(1,401)
Accumulated deficit	(19,308)	(19,308)

Total stockholders’ equity	88,179	164,282

Total capitalization	$173,445	$249,548

The number of shares of our common stock to be outstanding following this offering is based on 23,812,192 shares of our common stock outstanding as of December 31, 2013 and excludes:

•	an aggregate of 865,733 shares issuable upon the exercise of then outstanding options at a weighted average exercise price of $11.07 per share; and

•	an aggregate of 3,989,171 shares reserved for issuance under our 2013 Stock Incentive Plan.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	1,080,000
Stifel Nicolaus & Company, Incorporated	720,000
Canaccord Genuity Inc.	228,000
JMP Securities LLC	228,000
Pacific Crest Securities LLC	228,000
Raymond James & Associates, Inc.	228,000
William Blair & Company, L.L.C.	228,000
Barrington Research Associates, Inc.	30,000
Sidoti & Company, LLC	30,000

The underwriters are committed to purchase all the shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.8025 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 450,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per share	$1.3375	$1.3375
Total	$4,012,500	$4,614,375

We estimate that the total expenses of this offering to be paid by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $135,000 after giving effect to the reimbursements described below. We have agreed to reimburse the underwriters for expenses relating to the qualification of this offering with the Financial Industry Regulatory Authority up to $10,000. The underwriters have agreed to reimburse us for certain fees and expenses related to this offering.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, or the “Securities Act”, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder and certain other exceptions.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the public offering date set forth in this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Certain of our directors and executive officers have established trading plans pursuant to Rule 10b5-1 and may sell, pledge, transfer or otherwise dispose, directly or indirectly, shares of our common stock pursuant to such plans during the 90-day lock-up period. Should sales be made by such directors and executive officers pursuant to these trading plans, reports on Form 4 will be filed with the SEC, if required by law.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SQI.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option referred to above. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, as applicable, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or “DFSA”. This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or accompanying prospectus or taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or accompanying prospectus. The securities to which this prospectus supplement and accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement or accompanying prospectus, you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, from and including the date on which the European Union Prospectus Directive, or the “EU Prospectus Directive”, was implemented in that Relevant Member State, or the “Relevant Implementation Date”, an offer of securities described in this prospectus supplement and accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus supplement and accompanying prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement and accompanying prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement and accompanying prospectus shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

This offering document has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et seq. of the Autorité des marchés financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise, and no prospectus has been prepared in relation to the securities.

The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this offering document nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2 and D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person or reproduced (in whole or in part). Such “qualified investors” and the limited circle of investors referred to in Article L.411-2II2 are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

You are hereby notified that in connection with the purchase of these securities, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance

571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere, other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

The offering of the shares has not been registered with the Commissione Nazionale per le Società e la Borsa, or “CONSOB,” in accordance with Italian securities legislation. Accordingly, the shares may not be offered or sold, and copies of this offering document or any other document relating to the shares may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b of CONSOB Regulation no. 11971 of May 14, 1999, as amended, or the “Issuers’ Regulation”, or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998, or the “Consolidated Financial Act”, or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers’ Regulation; provided, however, that any such offer or sale of the shares or distribution of copies of this offering document or any other document relating to the shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the “Financial Instruments and Exchange Law.” Accordingly, no resident of Japan may participate in the offering of the shares, and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore, or the “SFA”, and, accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

By accepting this document, the recipient hereof represents and warrants that he or she is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

This offer of our shares has not been and will not be registered with the Spanish National Securities Market Commission, or Comisión Nacional del Mercado de Valores, or “CNMV”, and, therefore, none of our shares may be offered, sold or distributed in any manner, nor may any resale of the shares be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus supplement or the accompanying prospectus, nor any offering or advertising materials relating to our shares have been or will be registered with the CNMV, and, therefore, they are not intended for the public offer of our shares in Spain.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or “SIX”, or on any other stock exchange or regulated trading facility in Switzerland.

This document has been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 et seq. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA”. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or “UAE”, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or “DFSA”, a regulatory authority of the Dubai International Financial Centre, or “DIFC.” This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and Nasdaq Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In connection with this offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to its clients nor for providing advice in relation to this offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005, or as amended, the “Financial Promotion Order”; (ii) are persons falling within Article 49(2)(a) to (d), or “high net worth companies, unincorporated associations etc.”, of the Financial Promotion Order; (iii) are outside the United Kingdom; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, all such persons together being referred to as “relevant persons.” This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia. Goodwin Procter LLP, Boston, Massachusetts, is representing the underwriters in connection with this offering.

Experts

The consolidated financial statements of SciQuest, Inc. appearing in SciQuest, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any other filings required by the SEC. We make available on our website, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on or accessible through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, our prospectus or any related free writing prospectus.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above or at the SEC’s website described above. Statements contained herein concerning any document filed or incorporated by reference as an exhibit to the registration statement do not purport to be complete, and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

Incorporation of information filed with the SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014 (File No. 001-34875);

(2)	Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2014 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-34875); and

(3)	Current Report on Form 8-K filed with the SEC on February 6, 2014 (File No. 001-34875).

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by telephone at (919) 659-2100 or in writing at the following address:

SciQuest, Inc.

Attn: General Counsel

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

(919) 659-2100

PROSPECTUS

8,000,000 shares

of Common Stock, Par Value $0.001 Per Share

We may, from time to time in one or more offerings, offer and sell up to an aggregate amount of 8,000,000 shares of our common stock.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by us. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If we use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market and trades under the symbol “SQI.” On February 5, 2014, the closing sale price of the common stock on the NASDAQ Global Market was $25.01.

See the section entitled “Risk Factors” on page 3 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2014

You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell from time to time in one or more offerings up to an aggregate of 8,000,000 shares of common stock.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by us. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” or the “Company” and similar terms refer to SciQuest, Inc.

ii

ABOUT SCIQUEST

Overview

We provide leading cloud-based business automation solutions for spend management that include:

•	procurement solutions that automate the source-to-settle process;

•	spend analysis solutions that cleanse and classify spend data to drive and measure cost savings;

•	supplier management solutions that facilitate our customers’ interactions with their suppliers;

•	contract lifecycle management solutions that automate the contract lifecycle from contract creation through maintenance; and

•	accounts payable solutions that automate the invoice processing and vendor payment processes.

Our solutions are designed to meet customer needs to reduce costs, simplify and improve visibility into key business processes, further strategic initiatives, enhance control over spending decisions and improve compliance and risk management. By simplifying and streamlining cumbersome, and often manual, processes and creating a comprehensive view of spending and compliance across the organization, organizations can identify and capitalize on opportunities to reduce costs by gaining control over suppliers, contracts, purchases and payments.

Our spend management solutions provide a significant return on investment for our customers by facilitating the reduction of spending on goods and services, enhancing visibility and control over spending decisions and practices as well as optimizing the efficiency of key business processes.

Our procurement, supplier management and accounts payable solutions utilize our managed SciQuest Supplier Network, which facilitates our customers doing business with many thousands of unique suppliers and spending billions of dollars annually. Unlike many other providers, we do not charge suppliers any fees for the use of our network in part because we believe many suppliers ultimately will pass on such costs to the customer. Our approach encourages suppliers to participate in the network and facilitates customers consolidating more of their spending through our solutions.

We deliver our cloud-based solutions using a Software-as-a-Service, or SaaS, model, which enables us to offer greater functionality, easier integration and improved reliability with less cost and risk to the organization than traditional on-premise solutions. Customers pay us subscription fees and implementation service fees for the use of our solutions under either multi-year contracts that are generally three to five years in length or one-year contracts with annual renewal provisions. Subscription payments are typically payable annually in advance. A portion of the implementation service fees are typically payable in advance with the remainder payable as the services are performed, usually within the first three to eight months of contract execution.

Company Background

In 2001, we began developing and marketing our procurement solutions. We initially acquired a critical mass of customers in the higher education and life sciences vertical markets and selectively expanded to serve the healthcare and state and local government markets. In 2010, we completed an initial public offering of our common stock. In 2011, we acquired all of the capital stock of AECsoft USA, Inc., a leading provider of supplier management and sourcing solutions. In 2012, we acquired substantially all of the assets of Upside Software, Inc., a leading provider of contract lifecycle management solutions, and substantially all of the assets of Spend Radar LLC, a leading provider of spend analysis solutions. In 2013, we acquired all of the capital stock of CombineNet, Inc., a leading provider of advanced sourcing software to organizations with large and potentially complex strategic sourcing needs.

Due to our historical focus on vertical markets, we have a relatively high concentration of higher education, life sciences, healthcare and state and local government customers. But a significant number of our customers now span the general commercial market as a result of our acquisitions as well as our own marketing efforts. Our customers currently include approximately 30% of the Forbes Global 100 companies and 25% of the Fortune 500. We currently market our solutions across the entire addressable market for spend management solutions.

Additional Information

Our principal executive office is located at 6501 Weston Parkway, Suite 200, Cary, North Carolina 27513, and our telephone number is (919) 659-2100.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “accelerates,” “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in the “Risk Factors” section of this prospectus, as supplemented, and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference, and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement, we anticipate using the net proceeds from the sale by us of common stock for working capital and general corporate purposes. We may also use a portion of the proceeds to expand our business through acquisitions of complementary businesses, products or technologies. We have no agreements or commitments with respect to any acquisitions at this time. Pending the uses described above, we intend to invest the net proceeds of this offering in short- to medium-term, investment-grade, interest-bearing securities, certificates of deposit, or direct or guaranteed obligations of the U.S. government. Working capital and other general corporate purposes may include sales and marketing expenditures, research and development expenditures, capital expenditures and any other purposes that we may specify in any prospectus supplement. Our plans to use the net proceeds from the sale by us of common stock may change, and if they do, we will update this information in a prospectus supplement.

RISK FACTORS

Investing in our shares of common stock involves risks. Before you make a decision to buy shares of our common stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our shares of common stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

PLAN OF DISTRIBUTION

We may, from time to time, sell, separately or together, some or all of the shares of our common stock covered by this prospectus on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Subject to compliance with applicable law, we may use any one or more of the following methods when selling shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares of common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

In connection with the sale of the common stock or interests therein, we may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. We may also sell shares of the common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. We may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

We are required to pay all fees and expenses incident to the registration of shares of our common stock. We may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws. Copies of these documents have been filed with the SEC.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

As of December 31, 2013, there were 23,812,192 shares of common stock outstanding held by approximately 55 stockholders of record of our common stock, including Cede & Co., which holds shares of our common stock on behalf of an indeterminate number of beneficial owners. As of December 31, 2013, there were no shares of preferred stock outstanding.

Common Stock

Voting. Except as otherwise required by Delaware law, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting in the election of directors.

Dividend Rights. Subject to dividend preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive equally, on a per share basis, such dividends or other distributions in cash, securities or other property of our company as may be declared from time to time by our board of directors out of assets and funds legally available for dividend payments. It is our present intention not to pay dividends on our common stock for the foreseeable future. Our board of directors may, at its discretion, modify or repeal our dividend policy.

Liquidation and Preemptive Rights. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally on a per share basis in all assets remaining after payment or provision of payment of our debts and amounts payable upon shares of preferred stock entitled to a preference, if any, over holders of common stock upon a liquidation, dissolution or winding up. Holders of our common stock have no conversion, exchange, preemption or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Listing. Our common stock is listed on the NASDAQ Global Market under the symbol “SQI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 43070, Providence, Rhode Island 02940-3070, and its telephone number is (781) 575-3120.

Preferred Stock

Our board of directors is authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 4,777,927 shares of preferred stock in one or more series and to fix the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights and rates, conversion rights, voting rights, the terms of redemption including price and sinking fund provisions, liquidation preferences and the number of shares constituting any series or designations of that series.

We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as authorized and unissued shares of common stock, will be available for issuance without action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Our board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Although our board of directors has no current intention of doing so, it could issue a series of preferred stock that could have the effect of discouraging, delaying or preventing a change in control of us or an unsolicited acquisition proposal that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price. Any issuance of preferred stock could therefore have the effect of decreasing the market price of our common stock.

Our board of directors will make any determination to issue shares of preferred stock based on its judgment as to the best interests of our company and our stockholders. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions (including, among others, those summarized below) of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change of control of our company or a change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise consider to be in their best interests or in our best interests. Therefore, these provisions could adversely affect the price of our common stock.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. As discussed above, our board of directors may designate the rights, preferences and privileges of such authorized but unissued preferred stock. These additional shares may be used for a variety of corporate purposes, including acquisitions and employee benefit plans, but they could also be issued in order to deter or prevent an attempt to acquire us.

Board Matters. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes with staggered three-year terms. The board of directors, or its remaining members, even if less than a quorum, is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. The authorized number of directors may be changed by resolution of the board of directors. Members of the board of directors may only be removed for cause and only by the affirmative vote of 75% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors and could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

No Cumulative Voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. The absence of cumulative voting may make it more difficult for a minority stockholder to gain a seat on our board of directors to influence decisions regarding takeovers or other matters.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting may only be taken if it is properly brought before such meeting and may not be taken by written consent in lieu of a meeting. Our amended and restated bylaws provide that, except as otherwise required by law, special meetings of stockholders can only be called by our chairman of the board of directors, our president or chief executive officer or our board of directors. Our amended and restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by a majority of our standing voting securities. These provisions also may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.

Super Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors. In addition, the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors is required to amend or repeal or adopt any provision inconsistent with the provisions of our amended and restated certificate of incorporation described above.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the past three years, did own, 15% or more of the outstanding voting stock of the corporation. Section 203 could discourage mergers or other takeover or change of control attempts, including attempts that might result in the payment of a premium over the market price for shares of our common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply so long as the common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of SciQuest, Inc. appearing in SciQuest, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of SciQuest’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CombineNet, Inc. as of and for the year ended December 31, 2012 have been audited by Alpern Rosenthal, a Professional Corporation, independent auditor of CombineNet, Inc., as set forth in their report thereon, which is incorporated herein by reference, from the Company’s Current Report on Form 8-K/A filed with the SEC on November 7, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

(1)	Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 8, 2013 (File No. 001-34875);

(2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 8, 2013, August 8, 2013 and November 8, 2013, respectively (File No. 001-34875);

(3)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2013 in connection with our 2013 Annual Meeting of Stockholders (File No. 001-34875);

(4)	Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 7, 2013, April 26, 2013, April 30, 2013, May 23, 2013, June 26, 2013, July 10, 2013, August 1, 2013, September 5, 2013, November 5, 2013 and November 7, 2013 (File No. 001-34875); and

(5)	All documents filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by telephone at (919) 659-2100 or in writing at the following address:

SciQuest, Inc.

Attn: General Counsel 6501 Weston Parkway, Suite 200 Cary, North Carolina 27513

(919) 659-2100

3,000,000 Shares

Common Stock

Prospectus supplement

Joint Book-Running Managers

J.P. Morgan

Stifel

Co-Managers

Canaccord Genuity

JMP Securities

Pacific Crest Securities

Raymond James

William Blair

Barrington Research

Sidoti & Company, LLC